Exhibit 99.2

i2 Updates Progress of Strategic Review Committee

DALLAS – February 7, 2008 – i2 Technologies, Inc. (NASDAQ:ITWO), the supply chain results company, today provided an update on the progress made by the strategic review committee of the board of directors.

The committee, consisting of independent board directors Richard L. Clemmer, Lloyd G. Waterhouse and Jackson L. Wilson, Jr., was formed in November 2007 to consider and evaluate various strategic options available to the Company to enhance stockholder value. These strategic options may include changes to the Company’s operations, actions or transactions intended to enhance the value or utilization of the Company’s existing assets (including the Company’s intellectual property and net operating loss carryforwards), joint ventures or strategic partnerships, selective acquisitions, dispositions or other capital transactions, and a merger, sale or other extraordinary business transaction involving the Company.

The strategic review committee engaged outside advisors and has evaluated many facets of the company. Among those items evaluated were i2’s intellectual property portfolio, the net operating loss carryforwards, the company’s operational plans, and alternative business models.

The review process has generated credible interest in a variety of strategic options. As a result, the strategic review committee has recommended and the board has agreed that the review process be extended to ensure thorough consideration of all strategic options. The strategic review committee intends to work as expeditiously as possible to conclude its process and provide final recommendations to the board. The board will communicate its conclusions at the appropriate time.

“We are gratified by the value identified throughout the strategic review process,” said Wilson, strategic review committee chairman. “We are pleased with the progress to date, affirming our belief in the strategic review process as a means of maximizing value for our stockholders, customers and i2 employees.”

In addition, the board of directors announced that it is continuing its evaluation of several outstanding chief executive officer (CEO) candidates, including Pallab Chatterjee, who will continue as the company’s interim CEO.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the objectives and timing of the strategic review committee’s actions and the Company’s ability to enhance shareholder value. For a discussion of certain factors which could impact the Company’s ability to enhance stockholder value, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 6, 2007 and the Annual Report on Form 10-K filed March 30, 2007.

For more information please contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

beth_elkin@i2.com

Tom Ward

i2 Investor Relations

469-357-3854

tom_ward@i2.com